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                                                        Exhibit 23




                     CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of Interstate/Johnson Lane, Inc. on Form S-8 (File No. 33-25323) of our report, which includes an explanatory paragraph relating to certain lawsuits in which Interstate/Johnson Lane, Inc. is a defendant, dated October 25, 1994, on our audits of the consolidated financial statements and financial statement schedules of Interstate/Johnson Lane, Inc. as of September 30, 1994 and 1993, and for each of the three years in the period ended September 30, 1994, which report is included in this Annual Report on Form 10-K.









Charlotte, North Carolina (Signature of Coopers & Lybrand L.L.P.--See appendix) December 22, 1994